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                     February 13, 2023

       Ross DiMaggio
       Chief Financial Officer
       AmeriCrew Inc.
       21 Omaha Street
       Dumont, NJ 07628

                                                        Re: AmeriCrew Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            Form 10-KT/A filed
February 7, 2023
                                                            File No. 000-56176

       Dear Ross DiMaggio:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction